Exhibit 10.60

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), made on this 26 day of October, 2007, by and between AVI BioPharma, Inc. an Oregon corporation, with its principal office at 1 SW Columbia Street, Suite 1105, Portland, OR  97258 (“Company”), and Alan P. Timmins (“Employee”).

RECITALS:

A.            Employee has been a valued employee of the Company since September 1992 and currently serves in the capacities of President and Chief Operating Officer.

B.            The terms of Employee’s employment with the Company have been as set forth in an Employment Contract entered into by and between Employee and Company in September 1992 and modified  in November 1996 (“Prior Agreements”).

C.            The Company desires to continue Employee’s employment with the Company as President and Chief Operating Officer under the terms stated in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual benefits contained herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

1.             Employment Term.  The term of employment (“Term”) shall commence on the date written above and shall continue until terminated in accordance with Section 12.

2.             Duties.  Employee shall be responsible to perform such duties as assigned to him from time to time by the Board of Directors of the Company (“Board”). Employee shall be employed by the Company and shall devote his best efforts to the service of the Company throughout the Term. Employee shall devote at least forty (40) hours per week to the affairs of the Company. Employee and Company acknowledge and agree that (i) Employee may hold certain offices within certain entities as set forth on Exhibit A to this Agreement,  (ii) Employee’s devotion of reasonable amounts of time in such capacities, so long as it does not interfere with his performance of services hereunder, shall not conflict with the terms of this Agreement, and (iii) Exhibit A may be amended from time to time by agreement of the parties.

3.             Compensation.  During the Term the Company shall compensate Employee at an initial annual salary of $310,000, payable in accordance with Company’s payroll practices in effect from time to time, and less amounts required to be withheld under applicable law and requested to be withheld by Employee. Employee’s annual salary shall be subject to review on an annual basis. The Company may but shall not be required to pay bonus compensation to Employee. Except as otherwise provided in this Agreement, the base salary shall be prorated for any period of service less than a full month.

4.             Expenses.  The Company will reimburse Employee for all expenses reasonably incurred by him in discharging his duties for the Company, conditioned upon Employee’s submission of written documentation in support of claimed reimbursement of such expenses, and consistent with the Company’s expense reimbursement policies in effect from time to time.

5.             Benefits.  Subject to eligibility requirements, Employee shall be entitled to participate in such benefits plans and programs as adopted by the Company from time to time.

6.             Confidentiality.

(a)           In the course of his employment with the Company, it is anticipated that Employee may acquire knowledge (both orally and in writing) regarding confidential affairs of the Company and confidential or proprietary information including: (i) matters of a technical nature, such as know-how, inventions, processes, products, designs, chemicals, compounds, materials, drawings, concepts, formulas, trade secrets, secret processes or machines, inventions or research projects; (ii)matters of a business nature, such as information about costs, profits and pricing policies; (iii)  markets, sales, suppliers, customers, plans for future development, plans for future products, marketing plans or strategies; and (iv) other information of a similar nature which is not generally disclosed by the Company to the public, referred to collectively hereafter as “Confidential Information.” “Confidential Information” shall not include information generally available to the public. Employee agrees that during the term of this Agreement and thereafter, he (1) will keep secret and retain in the strictest confidence all Confidential Information, (2) not disclose Confidential Information to anyone except employees of the Company authorized to receive it and third parties to whom such disclosure is specifically authorized, and (3) not use any Confidential Information for any purpose other than performance of services under this Agreement without prior written permission from the Company.

(b)           If Employee is served with any subpoena or other compulsory judicial or administrative process calling for production or disclosure of Confidential Information or if Employee is otherwise required by law or regulation to disclose Confidential Information, Employee will immediately, and prior to production or disclosure, notify the Company and provide it with such information as may be necessary in order that the Company may take such action as it deems necessary to protect its interest.

(c)           The provisions of this Section 6 shall survive termination of this Agreement.

7.             Non-competition.

(a)           Employee agrees that for a two-year period from the effective date of the termination of Employee’s employment with the Company, Employee shall not directly or indirectly engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in any activity customarily associated with the Company’s ordinary course of business at the time of such termination anywhere in the world; provided, however,  that this provision shall not prohibit Employee from owning up to five percent (5%) of any class of outstanding bonds, preferred stock or shares of common stock of any such entity.

(b)           For a period of two (2) years following termination of employment with the Company for any reason, except with the express written consent of the Company, Employee agrees to refrain from directly or indirectly recruiting, hiring or assisting anyone else to hire, or otherwise counseling to discontinue employment with the Company, any person then employed by the Company or its subsidiaries or affiliates.

(c)           In the event that the provisions of this Section 7 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(d)           The provisions of this Section 7 shall survive termination of this Agreement and the term of employment.

8.             Covered Work.

(a)           All rights, title and interest to any Covered Work that Employee makes or conceives (whether alone or with others) while employed by the Company, belong to the Company. This Agreement operates as an actual assignment of all rights in Covered Work to the Company. “Covered Work” means products and Inventions that relate to the actual or anticipated business of the Company or any of its subsidiaries or affiliates, or that result from or are suggested by a task assigned to Employee or work performed by Employee on behalf of the Company or any of its subsidiaries or affiliates, or that were developed in whole or in part on the Company time or using the Company’s equipment, supplies or facilities. “Inventions” mean ideas, improvements, designs, computer software, technologies, techniques, processes, products, chemicals, compounds, materials, concepts, drawings, authored works or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. Attached hereto as Exhibit B is a description of any product or Invention in which Employee had or has any right, title or interest, which is not included within the definition of “Covered Work.”

(b)           Employee shall promptly reveal all information relating to Covered Work and Confidential Information to an appropriate officer of the Company and shall cooperate with the Company, and execute such documents as may be necessary, in the event that the Company desires to seek copyright, patent or trademark protection thereafter relating to same.

(c)           In the event that the Company requests that Employee assist in efforts to defend any legal claims to patents or other right, the Company agrees to reimburse Employee for an reasonable expenses Employee may incur in connection with such assistance. This obligation to reimburse shall survive termination of this Agreement and the term of employment.

(d)           The provisions of this Section 8 shall survive termination of this Agreement and the term of employment.

9.             Return of Inventions, Products and Documents.  Employee acknowledges and agrees that all Inventions, all products of the Company and all originals and copies of records, reports, documents, lists, drawings, memoranda, notes, proposals, contracts and other documentation related to the business of the Company or containing any information described in this Section 9  shall be the sole and exclusive property of the Company and shall be returned to the Company immediately upon termination of Employee’s employment with the Company or upon the written request of the Company.

10.          Injunction.  Employee agrees that it would be difficult to measure damages to the Company from any breach by Employee of Sections 6, 7, 8 and/or 9 of this Agreement, and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach Sections 6, 7, 8 and/or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by the Company.

11.          Obligations to Others.  Except for items fully disclosed in writing to the Company, Employee represents and warrants to the Company that (i) Employee’s employment by the Company does not violate any agreement with any prior employer or other person or entity, and (ii) Employee is not subject to any existing confidentiality or non-competition agreement or obligation, or any agreement relating to the assignment of Inventions except as has been fully disclosed in writing to the Company.

12.          Termination.

(a)           Employee may voluntarily terminate his employment with the Company upon giving the Company sixty (60) days written notice.

(b)           The Company may terminate Employee’s employment without Cause (as defined below) upon giving Employee thirty (30) days written notice of termination.

(c)           Employee’s employment with the Company shall terminate upon the occurrence of any one of the following:

(i)            Employee’s death;

(ii)           The effective date of a notice sent to Employee stating the Board’s determination made in good faith and after consultation with a qualified physician selected by the Board, that Employee is incapable of performing his duties under this Agreement, with or without reasonable accommodation, because of a physical or mental incapacity that has prevented Employee from performing such full-time duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for at least another ninety (90) days; and

(iii)          The effective date of a notice sent to Employee terminating Employee’s employment for Cause.

(d)           “Cause” means the occurrence of one or more of the following events:

(i)            Employee’s willful and repeated failure or refusal to comply in any material respect with the reasonable lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Employee of such failure; and

(ii)           Employee engages in criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

13.          Termination Compensation.

(a)           Upon Employee’s voluntary termination of employment (other than voluntary termination with Good Reason  (as defined below), or termination of Employee’s employment for Cause) the Company shall pay to Employee all compensation due to the date of termination, but shall have no further obligation to Employee hereunder in respect of any period following termination.

(b)           Upon the death of Employee, the Company shall pay to Employee’s estate or such other party who shall be legally entitled thereto, all compensation due at the date of death, and an additional amount equal to compensation at the rate set forth in this Agreement or then current annual salary rate, whichever is greater, from the date of death to the final day of the month following the month in which the death occurs.

(c)           Upon termination of Employee’s employment by the Company other than for Cause, or upon Employee’s voluntary termination of employment for Good Reason  the Company shall (1) pay to Employee $630,000,without interest, payable as follows: 1/3 paid on the  effective date of termination with the balance to be paid in equal installments over the 12 months following such effective date in accordance with the  Company’s standard payroll procedures; (2) all outstanding options granted to Employee pursuant to the Company’s 1992 Stock Incentive Plan, or successor plan, which vest with the passage of time (and are not performance related) shall be immediately fully vested and (3) the exercise period of all such options shall be extended to the earlier of their original expiration date or  eighteen (18) months from the date of termination.

(d)           Amounts payable under this Section shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by Employee.

(e)           As used herein, “Good Reason” shall mean the termination by Employee upon the occurrence of any of the following events:

(i)            The assignment of a different title or change that results in a material reduction in Employees duties or responsibilities;

(ii)           A reduction by the Company in Employee’s Base Salary, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in Base Salary commensurate with other Executives; provided, however, in determining whether to provide an annual increase in Base Salary commensurate with an annual increase provided to other Executives, the Company may take into account factors such as market levels of compensation, Employee’s overall performance, and other factors reasonably considered by the Company’s compensation committee and/or Board of Directors, so long as such determination is not made in bad faith with the intent to discriminate against Employee;

(iii)          Failure to pay Employee a Bonus that is commensurate to any Bonus paid other Executives; provided, however, in determining whether any such Bonus paid to Employee is commensurate with any Bonus paid to other Executives, the Company may take into account factors such as market levels of compensation, Bonuses paid in recognition of outstanding performance, hiring incentives and other factors reasonably considered by the Company’s compensation committee and/or Board of Directors, so long as any such determination is not made in bad faith with the intent to discriminate against Employee;

(iv)          Relocation of Employee’s principal place of business of greater than 30 miles from the Employee’s principal place of business or

Employee is required to spend more than 50% of his professional time at the Company’s facilities in Corvallis, Oregon; or

(v)           A significant reduction by the Company in total benefits available to Employee under cash incentive, stock incentive, or other employee benefit plans or the failure to pay benefits commensurate with other Executives; provided, however, in determining whether to pay benefits commensurate with benefits provided to other Executives, the Company may take into account factors such as benefits reasonably available to other Executives, Employee’s overall performance, other compensation paid or payable to Employee, and other factors reasonably considered by the  Company’s compensation committee and/or Board of Directors, so long as such determination is not made in bad faith with the intent to discriminate against Employee.

As a condition of payment of the amounts set forth in this Section 13, if requested by Company Employee agrees to enter into a Separation and Release Agreement substantially in the form attached hereto as Exhibit C.

14.          Notice.  Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or three business days after deposit with the United States Service, by registered or certified mail, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section.

15.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof;  provided, however, in the event any of Sections 6, 7, 8, 9, or 10 of this Agreement is found enforceable in any way, then the comparable section found in the November 1996 Prior Agreement shall be deemed to be in full force and effect.

16.          Modification.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Employee.

17.          No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

18.          Severability.  In the event that any section or provision of this Agreement shall be held to be illegal or unenforceable, such section or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

19.          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Employee.

20.          Dispute Resolution.  Except as otherwise provided in Section 10, the Company and Employee agree that any dispute between Employee and the Company or its officers, directors, employees, or agents in their individual or Company capacity of this Agreement, shall be submitted to a mediator for nonbinding, confidential mediation. If the matter cannot be resolved with the aid of the mediator, the Company and Employee mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the State of Oregon. The arbitration shall take place in or near Portland, Oregon. Employee and the Company will share the cost of the arbitration equally, but each will bear their own costs and legal fees associated with the arbitration. However, if any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees, or if there is a written agreement providing for attorneys’ fees, the arbitrator may award reasonable attorneys’ fees.

The Company and Employee agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

21.          Attorneys’ Fees.  In the event suit or action is instituted pursuant to Section 10 of this Agreement, the prevailing party in such proceeding, including any appeals thereon, shall be awarded reasonable attorneys’ fees and costs.

22.          Applicable Law.  This Agreement shall be construed and enforced under and in accordance with the laws of the State of Oregon.

23.          Counterparts.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

IN WITNESS WHEREOF, AVI BioPharma, Inc. has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.

COMPANY:	AVI BioPharma, Inc.

	By:	/s/ K. Michael Forrest 10/26/07
K. Michael Forrest, Interim Chief Executive Officer

EMPLOYEE:	/s/ Alan P. Timmins 10/26/07

Alan P. Timmins

Exhibit A

List of Offices Held

President and Chief Operating Officer of AVI BioPharma, Inc.

Exhibit B

Inventions Excluded from Covered Works

Exhibit C

Form of Separation and Release Agreement

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between [Name of Employee] D (“Employee”) and AVI BioPharma, Inc. (“Employer”), and is effective eight (8) days after Employee signs this Agreement (“Effective Date”).

The parties agree as follows:

1.                                       Resignation. Employee resigned his position as Employer’s [Title] effective [effective date of termination] (the “Resignation Date”).  Employee has been paid his salary and other compensation through the Resignation Date, less all lawful or required deductions.

2.                                       Consideration.   In consideration of Employee’s agreements hereunder, Employer shall pay to Employee the amounts set forth and described in that certain Amended and Restated Employment Agreement dated effective the      day of October, 2007.

3.                                       Return of Company Property. Employee represents that he has returned all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, laptop computer and any and all Company documents.

4.                                       Confidentiality. The parties will use reasonable efforts to keep the terms of this Agreement confidential.  Employee may disclose the terms of this Agreement to his immediate family.  Employer may disclose the terms of this Agreement to its officers and managers.  Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors, or similar advisors, or in response to government requests.  Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain such confidentiality.

5.                                       Release.

5.1                                 In exchange for the consideration paid to Employee as set forth in this Agreement, Employee forever releases and discharges Employer, any of Employer-sponsored employee benefit plans in which Employee participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Employee may have arising out of his employment (including Claims that may arise out of Employee’s employment agreement), on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement.  This release includes but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the Civil Rights Acts, or the

Oregon State Law Against Discrimination, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on Employer’s right to terminate its employees, any Claims Employee has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortious interference with business expectancy, constructive discharge, or infliction of emotional distress.  Employee represents that he has not filed any Claim against Employer or its Releasees, he has no knowledge of any facts that would support any Claim by Employee against Employer or by a third party against Employer, and that he will file a Claim at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement.

5.2                                 In consideration of the promises of Employee as set forth herein, Employer does hereby, and for its successors and assigns, release, acquit and forever discharge Employee from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof.

6.                                       Non-disparagement. Employee and Employer each agree not to make disparaging statements about each other, except in the case of Employer statements that are required under applicable federal or state securities laws or applicable rules and regulations of any exchange on which Employer’s stock is traded.

7.                                       Consideration and Revocation Periods. Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.  Employee was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement.  Employee acknowledges that he has signed this Agreement only after full reflection and analysis. Although he is free to sign this Agreement before then, Employee acknowledges he was given at least 21 days after receipt of this document in which to consider it (the “Consideration Period”).  If Employee executes this Agreement prior to the end of the Consideration Period, Employee hereby waives any rights associated therewith. Employee may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in Section 2 of this Agreement. Employee and Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties do not restart the running of the Consideration Period.

8.                                       No Liability. This Agreement shall not be construed as an admission by either party that it acted wrongfully with respect to the other.

9.                                         Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

10.           Entire Agreement. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter.  All other prior written or oral agreements or understandings are merged into and superseded by this Agreement.  Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

11.           Attorney Fees. If any suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

12.           Choice of Law. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

DATED this day of , 200X.	DATED this day of , 200X.

AVI BioPharma, Inc

By:
Name:	[Name of Employee]
Title: